QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

2nd Half 2003
Sports Authority Company Bonus Plan

I.     Purpose

        To provide a financial incentive and reward for you and other key management associates, this reward is based upon achievement of the company's 2nd Half 2003 combined company "pre-tax" results (excluding integration costs). The 100% Bonus "Target" has been set at $46.888 million of pre-tax earnings for the last two fiscal quarters of 2003 (excluding integration costs; equivalent to a full year EPS of $1.94) for the fiscal period from August 4, 2003 through January 31, 2004.

II.    Eligibility

        To be eligible to receive a bonus payment, you must be actively employed on the earlier of either (a) the date bonus payment checks are cut or (b) April 1, 2004, and be included on the bonus eligible list as approved by the Compensation Committee of the Board of Directors. If your employment with the Sports Authority should terminate for any reason prior to the earlier of (a) or (b), you will forfeit your eligibility to receive any bonus payout. Salaried associates hired after 11/1/03 are not eligible to participate in the 2nd Half 2003 Bonus Plan (associates hired during the third quarter up until this 11/01/03 date will receive a pro-rata bonus payout). Each eligible associate will receive written confirmation of their eligibility to receive payments under this plan.

III.  Bonus Calculation

        Target bonus percentages will vary based upon position level in the company. Your targeted bonus payment at 100% of the Pre-tax Earnings goal ($46.888 million) equals a specified percentage of your base salary earnings for the period from August 4, 2003 through January 31, 2004. Individuals who participate in the plan on a partial year basis, due to the date of hire into the company or an internal promotion to a bonus eligible position, will be eligible to receive a prorated amount based on eligibility date.

        Under the 2nd Half 2003 Bonus Plan, a bonus payment will begin at 83% ($38,914 million—pre-tax earnings) of the targeted Pre-tax Earnings goal of $46.888 million. If the company achieves this minimum level, you will be entitled to receive a specified percentage of the targeted bonus payment for which you are eligible. Your earned bonus will increase as our Pre-tax Earnings results improve. The exciting news is that should the company performance exceed 100% of the Pre-tax Earnings goal, the plan will pay bonuses based upon a scale approved by the Compensation Committee with no limitation on the maximum level.

        Example of a bonus payment calculation is detailed below:

Associate's salary full-year	$100,000

Associate's salary for the 2nd half of 2003	$50,000
Bonus Rate for the Associate	40%

2nd Half 2003 Bonus Award based on achieving the 100% earnings target	$20,000

IV.    Payment of Bonus

        Your bonus, if any, will be payable following completion of the audited financial results of the company through the end of the fiscal month of January 2004. You may expect payment of any bonus amount earned on or about April 1, 2004.

V.     Plan Criteria

        The 2nd Half 2003 Bonus Plan is predicated on the approval of the operating numbers submitted for the period covered by the plan. The Board of Directors reserves the right to adjust the 2nd Half 2003 goals for any reason to accomplish the best interests of the company. The Board of Directors may continue, alter, suspend, or amend the plan in future years.

        The Board of Directors shall have absolute discretion to review actual reserve usage, as well as other extraordinary items during this period and adjust actual results to more accurately reflect true operating performance. Any bonus paid must be fully funded from operating results generated during the period covered by the plan. Also, special extraordinary items shall be taken into account at the discretion of the Board of Directors.

        Finally, no bonus will be paid if the company is in default of any bank covenant pursuant to the bank financing arrangements in existence at the time the Bonus Plan receives approval from the Board of Directors.

QuickLinks

  Exhibit 10.23
2nd Half 2003 Sports Authority Company Bonus Plan